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                                                                      EXHIBIT 12



                       RATIO OF EARNINGS TO FIXED CHARGES*


                                                                         FISCAL YEAR
                                               ---------------------------------------------------------------
                                                 1994         1995          1996           1997           1998
                                               -------      --------       --------       -------        -----
                                                                         (dollars in thousands)
Income before income taxes
     and extraordinary items                   $ 2,158      $(25,443)      $(16,778)      $11,986        4,939
Fixed charges:
     Interest expense                           13,895        16,599         14,843        13,893       12,249
Amortization of debt expense                       535           575            582           606          510
Interest component of rent expense                 148            --             --            --           --
                                               -------      --------       --------       -------        -----
     Total fixed charges                       $14,578      $ 17,174       $ 15,425       $14,499      $12,759
                                               =======      ========       ========       =======      =======
Income before income taxes, extraordinary
     items and fixed charges                   $16,736      $ (8,269)      $ (1,353)      $26,485      $17,698
                                               =======      ========       ========       =======      =======
Ratio of earnings to fixed charges                1.15x        (0.48)x        (0.09)x        1.83x        1.39x
                                               =======      ========       ========       =======      =======


*For purposes of calculation of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt expenses and the estimated interest component of rent expense.